Exhibit 10.4

SUN BANCORP, INC.

DIRECTORS STOCK PURCHASE PLAN

As Amended and Restated

1.	Purpose and Plan Summary.

The Sun Bancorp, Inc. (the “Company”) Directors Stock Purchase Plan (the “Plan”) offers a convenient and economical way for its directors and advisory directors to increase their ownership of shares of the Common Stock of Sun Bancorp, Inc. (“Common Stock”). Once a director or advisory director of the Company or Sun National Bank is enrolled as a Participant in the Plan, contributions of up to $2,000 per month may be made to the Plan and such funds will be used to purchase Common Stock under the terms of the Plan. Participation in the Plan is strictly voluntary, and the Participant will pay 95% of the purchase price of the Common Stock purchased under the Plan. The Participant pays no brokerage commissions or service charges for purchases made under the Plan. Any such charges will be paid by the Company.

2.	Administration.

The Company will serve as the Plan Administrator (“Plan Administrator”) to administer the Plan and to make purchases of Common Stock as agent for the Participants. The Board of Directors of the Company (“Board of Directors”) has the authority to make changes in the Plan and to appoint or to remove the Plan Administrator, at any time. Until changed by further notice, any notices or communications to the Plan should be directed to the Plan Administrator, Director Stock Purchase Plan, c/o Corporate Secretary, Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360.

If a director or advisory director decides to participate in the Plan, the Plan Administrator will keep a continuous record of his/her participation and send him/her a statement of his/her account under the Plan for each calendar month in which a purchase of Common Stock under his/her Plan account occurs. The Plan Administrator will also hold and act as custodian of shares purchased under the Plan. Certificates for shares purchased under the Plan will be held by the Plan Administrator. The number of shares credited to a Participant’s account under the Plan will be shown on his/her statement of account. However, certificates for whole shares credited to a Participant’s account under the Plan will be issued to him/her upon his/her written request to the Plan Administrator, at the address set forth above. Certificates for fractional share interests will not be issued.

The Plan Administrator reserves the right to interpret the provisions of the Plan. The Plan Administrator may establish such procedures and make such other provisions for the administration and operation of the Plan as it deems appropriate to give effect to the Plan’s purpose. The Plan Administrator may rely on the authority and correctness of written instructions received from the Company and Participants in administering the Plan.

3.	Eligibility.

All directors and advisory directors of the Company and its subsidiaries that, along with the Company, is a member of a controlled group of corporations (as defined in section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”)), are eligible to participate in the Plan.

4.	Election to Participate.

An eligible director or advisory director may join the Plan by completing the Authorization Form provided by the Plan Administrator and returning it to the Plan Administrator at the address noted at Section 2 herein. Authorization Forms will be furnished to eligible directors and advisory directors at any time upon request to the Company. An eligible director or advisory director may join the Plan at any time to become effective as of the first day of the next calendar month after the request is received by the Plan Administrator (the “Enrollment Date”).

5.	Participant Contributions.

The Authorization Form directs the Company to pay to the Plan Administrator the amount that the Participant elects to pay directly to the Company for investment in Common Stock under the Plan. The Authorization Form also directs the Plan Administrator to use these payments for the purchase of shares of the Common Stock.

After an Authorization Form has been received by the Plan Administrator, the Company will pay to the Plan Administrator all future payments received by the Company for participation under the Plan. The amounts paid by all Participants will be pooled and forwarded to the Plan Administrator to purchase shares of Common Stock for the accounts of all Participants under the Plan not less frequently than monthly prior to the next “Investment Period”. The “Investment Period” shall consist of the calendar month following each receipt of funds by the Plan Administrator, during which such funds are invested by the Plan Administrator in Common Stock of the Company. To the extent administratively feasible, such funds shall be invested on the first business day of each Investment Period, or as soon as practical thereafter. No interest will be paid by the Company or the Plan Administrator on amounts held on behalf of a Participant awaiting investment.

The Plan shall remain in effect for an indefinite period of time until the total shares purchased under the Plan equals the total shares of Common Stock authorized under the Plan or the Plan is terminated by the Company, whichever is earlier. Participant contributions may be made in even multiples of $5.00 from a minimum of $10.00 to a maximum of $2,000 per month. No interest will be paid on Participant contributions awaiting investment. The amount of a Participant’s contributions can be revised, changed or terminated by the Participant each month.

6.	Stock Purchase Price.

A Participant shall be granted an option to purchase Common Stock as of the last business day of each calendar month (“Option Grant Date”) at an option exercise price equal to 95% of the average purchase price of the Common Stock purchased during the Investment Period immediately following the Option Grant Date. Any fraction of a cent will be rounded to the nearest cent. Options granted hereunder shall be nontransferable.

7.	Number of Shares Purchased.

During each Investment Period, accumulated Participant contributions from all Participants and cash dividends held under the Plan for all Participants will be pooled and used to purchase shares of Common Stock in the open-market, or otherwise, for the accounts of the Participants. The Company shall transmit sufficient funds to the Plan Administrator in addition to accumulated Participant contributions and cash dividends necessary to permit the Plan Administrator to purchase Common Stock during each Investment Period without regard to any purchase price discounts in accordance with the Plan. The maximum number of whole shares will be purchased. Any Participant contributions and cash dividends remaining after purchase of such maximum number of whole shares will be retained and applied to the purchase of shares during the next Investment Period. Each Participant’s account will be credited with his/her pro rata share (computed to four decimal places) of the shares purchased and any additional Participant contributions and cash dividends which have been accumulated. The number of shares credited to each Participant’s account will depend upon the amount of the Participant’s contributions and cash dividends and the option exercise price as determined as provided under the heading “Stock Purchase Price.”

8.	Fees and Expenses.

Participants will incur no brokerage commissions or service charges for purchases of Common Stock made under the Plan. Certain charges as described under the heading “Withdrawal” may be incurred upon a Participant’s withdrawal from the Plan or upon termination of the Plan. The Plan Administrator may deduct expenses from the Plan to the extent that such expenses have not been paid directly by the Company; provided that not less than 15 days written notice of such intent to make such deductions is furnished to the Company.

9.	Withdrawal and Distribution of Stock Certificates.

A Participant may withdraw from the Plan at any time to be effective as of the first day of any calendar quarter (January 1, April 1, July 1 and October 1) following receipt of such notice. Upon termination of service with the Company or its subsidiaries as a director or advisory director, participation under the Plan shall immediately cease and no unexercised options to purchase Common Stock under the Plan shall be deemed exercisable. Termination of service shall include termination as a result of death or disability of the Participant. Within 10 business days following a Participant’s termination of service with the Company or its subsidiaries, the Participant shall submit to the Plan Administrator a distribution form requesting withdrawal from the Plan and distribution of all of the Participant’s assets under the Plan either in the form of cash or whole shares of Common Stock. If such withdrawal request is not received by the Plan Administrator within 10 business days of the Participant’s termination of service with the Company or its subsidiaries, the Plan Administrator will nevertheless process such Participant withdrawal, and the Participant will receive such distribution in the form of shares of Common Stock issued in book entry.

To withdraw from the Plan, a Participant must notify the Plan Administrator at the address noted at Section 2, herein, in writing of his/her withdrawal. In the event a Participant withdraws, or in the event of the termination of the Plan, certificates for whole shares credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan, will be delivered by the Plan Administrator and a cash payment will be made for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interests and any additional Participant contributions credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan. The Plan Administrator may establish such equitable arrangements for the sale of fractional share interests as it shall deem appropriate. As an alternative to receiving certificates for whole shares, a Participant may request the Plan Administrator to sell such shares to be distributed under the Plan. The proceeds from the sale of such shares, less any brokerage commissions and any transfer taxes, will be remitted to the Participant. The Plan Administrator may accumulate requests to sell Common Stock under the Plan and sales transactions, if necessary, will occur in the subsequent Investment Period from which they are received, as determined by the Plan Administrator. Alternatively, Common Stock directed for sale during an Investment Period in which there is also a request to purchase Common Stock during such Investment Period may be matched by the Plan Administrator for the benefit of Plan Participants (both sellers and purchasers) without the need to execute such transaction on the national securities exchange in which such Common Stock trades. The trade price on such matched transactions will be deemed to equal the average purchase price paid by the Plan Administrator for all other Common Stock purchased by the Plan Administrator under the Plan during that Investment Period.

If a request by a Participant to withdraw from the Plan is received by the Plan Administrator prior to the first day of any calendar quarter, the amount of the Participant contributions scheduled to be invested during the next Investment Period will not be so invested. In either event, no subsequent Participant contributions will be made accepted by such Participant, unless he/she completes a new Authorization Form.

Notwithstanding the foregoing, upon written request to the Plan Administrator, a Participant may request the distribution of shares held under the Plan in stock certificates of not less than 100 share increments at any time. Alternatively, a Participant may request that such distribution be made in the form of cash, in which case such distribution of cash will be made in accordance with the procedures regarding the sale of shares as noted above in Section 9 of the Plan. Such distribution of Plan shares or cash in accordance with this paragraph shall not be deemed a “Withdrawal” under the Plan. Such distributions whether in the form of stock certificates or cash may be requested at any time to be effective as of the first day of any calendar quarter (January 1, April 1, July 1 and October 1) following receipt of such notice.

10.	Voting of Shares.

Each Participant will have the authority to direct the Plan Administrator in the manner of voting the number of whole shares and fractional shares of Common Stock held in his/her account. The Company will pay for or reimburse the Plan Administrator for the expenses associated with solicitation of voting proxies and distribution of related materials performed by the Plan Administrator. The aggregate number of remaining shares representing shares for which no Participant voting instructions are received in a timely manner shall not be voted by the Plan Administrator.

11.	Cash Dividends.

Cash dividends paid on shares credited to a Participant’s account will be retained in the Participant’s account and invested in Common Stock as soon as practicable following the dividend payment date. Such cash dividends (less applicable tax withholding that may be required) will be aggregated with each Participant’s contributions and invested in accordance with Section 6 and 7 herein. Dividend amounts payable to Participants will be rounded to the nearest whole cent in the case of fractional share interests.

12.	Stock Dividends, Stock Splits, or Rights Offering.

Any shares distributed by the Company as a stock dividend on shares credited to a Participant’s account under the Plan, or upon any split of such shares, will be credited to his/her account. In a rights offering, the Plan Administrator will sell the rights to which a Participant is entitled by virtue of the shares of Common Stock allocated to his/her account under the Plan and the proceeds will be credited to his/her account and applied to the purchase of shares during the next Investment Period.

13.	Purchases under the Plan.

The Plan Administrator shall use all funds received under the Plan for the purchase of the Company’s Common Stock in the open-market; or upon not less than 10 days written notice from the Company, such funds shall be utilized for the purchase of shares directly from the Company. The price, timing and other matters related to the execution and processing of such purchases shall be determined or directed by the Plan Administrator; provided that to the extent administratively feasible, such purchases of Common Stock shall be made on the first business day of each Investment Period, as provided at Section 5 herein.

14.	Amendment and Termination.

Although the Company intends to continue the Plan until the total number of shares authorized under the Plan shall have been purchased by Participants, the Company reserves the right to suspend, modify or terminate the Plan at any time. Any such suspension, modification or termination shall not affect a Participant’s right to receive shares of Common Stock already purchased for him/her (except that the Company may take any action necessary to comply with applicable law). Upon the termination of the Plan, the Company shall return to Participants any uninvested accumulated Participant contributions as soon as practicable.

15.	Reports.

Each Participant will receive a statement of his/her account not less than four times per year. Upon written request, a Participant may receive an account statement for each calendar month in which he/she purchases Common Stock under the Plan. Participants will also receive communications sent by the Company to other stockholders, including the Annual Report of the Company, and its Notice of Annual Meeting and Proxy Statement. Participants will receive information necessary for reporting income realized by them under the Plan to the Internal Revenue Service.

16.	Tax Withholding.

Taxes which may be required to be withheld with respect to cash dividends received under the Plan will reduce the sums attributable to such dividends available for investment under the Plan.

17.	Related Matters.

The Company and the Plan Administrator in administering the Plan will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon such Participant’s death or judicially declared incompetency prior to receipt by the Plan Administrator of timely notice in writing of such death or incompetency or with respect to the prices at which shares are purchased for the Participant’s account, and the times when such purchases are made, or with respect to any loss or fluctuation in the market value after purchase of shares of Common Stock.

A Participant’s investment in shares acquired under the Plan is not different from direct investment in shares of Common Stock of the Company, except to the extent that the purchase price of such Common Stock paid by the Participant shall be equal to 95% of the actual purchase price of such Common Stock by the Plan Administrator. The Participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him/her in the Plan, or otherwise.

18.	Limitations on Participation.

Participants under the Plan who are deemed to be subject to the reporting and liability provisions of Section 16 of the Securities and Exchange Act of 1934 (“1934 Act”) and the rules and regulations promulgated thereunder (“Executive Officers”) shall be subject to the following additional provisions:

a. Common Stock purchased under the Plan shall be held for a minimum of six-months following the date of such purchase under the Plan.

b. Such Executive Officers who suspend monthly Participant contributions under the Plan may not commence future participation under the Plan for at least six-months from the date of such cessation of participation.

Such additional limitations related to participation by Executive Officers shall not be effective with respect to distributions made in connection with death, retirement, disability or termination of employment. Transactions of Common Stock under the Plan shall be reportable by Executive Officers of the Company on Form 3, 4 or 5.

19.	Duties of the Company.

a. The Company shall indemnify the Plan Administrator, including reimbursement for reasonable attorneys fees and related expenses, against any liability to any Participant or Plan beneficiary for any actions taken by the Plan Administrator pursuant to the Plan and/or the Custodial Agreement, absent a finding of gross negligence by a court of competent jurisdiction.

b. The Company shall deliver Participant contributions received to the Plan Administrator in a timely manner.

c. The Plan Administrator shall be solely responsible for distribution of all necessary regulatory reports and filings related to administration of the Plan, including the timely distribution of IRS Form 1099-Div, as may be required.

d. The Company shall be solely responsible for ensuring compliance by the Plan related to matters involving Federal or state securities laws and regulations. The Plan Administrator may rely on the advice or instructions received from the Company related to such matters.

20.	Stockholder Ratification of Plan.

The Company may submit the Plan for approval by the stockholders of the Company if it is deemed necessary or appropriate.

21.	Transferability.

No Option may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.

22.	Adjustment Provisions.

The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option Price per share of each Option shall all be proportionately adjusted as the Company deems appropriate with respect to any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company.

23.	Dissolution, Merger and Consolidation.

Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction.

24.	Limitation on Options.

Notwithstanding any other provisions of the Plan, no Participant shall be granted an Option under the Plan which permits his or her rights to purchase stock under the Plan at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time of the grant of such Option) for each calendar year in which such Option is outstanding at any time. Any Option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this Section.

25.	Miscellaneous.

a. Legal and Other Requirements. The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company.

b. No Obligation to Exercise Options. The granting of an Option shall impose no obligation upon a Participant to exercise such Option; except, however, the decision by a Participant to withdraw from the Plan and not exercise any Options granted must comply with Section 9, herein.

c. Right to Terminate Service. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment or service of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of such Participant.

d. Rights as a Shareholder. No Participant shall have any right as a shareholder unless and until certificates for shares of Common Stock are issued to him or her or credited to his or her account maintained by the Plan Administrator.

e. Applicable Law. All questions pertaining to the validity and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of the State of New Jersey, except to the extent that federal law shall be applicable.

26.	Maximum Plan Purchase Limitations.

Effective as of January 1, 2009, the aggregate number of shares of Common Stock available for future grant as Options pursuant to Section 6 shall not exceed 50,000 shares, subject to adjustment pursuant to Section 22 hereof. Shares of Common Stock acquired pursuant to the Plan may be authorized but unissued shares, shares now or hereafter held in the treasury of the Company or shares purchased on the open market. In the event that any Options granted under Section 6 expire unexercised, or are terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option and shall not reduce the aggregate number of shares of Common Stock available for grant as such Options under the Plan.